 Exhibit 99.1

GSTX Subsidiary Approved for Approximately $15 Million
California Sales and Use Tax Exclusion

PHOENIX, Ariz., September 21, 2026 -- Graphene & Solar Technologies Limited (OTCQB: GSTX) (“GSTX”) today announced that its U.S. manufacturing subsidiary, The Quartz & Silicon Materials Company Limited (“QSM USA”), has been approved by the California Alternative Energy and Advanced Transportation Financing Authority (“CAEATFA”) for a Sales and Use Tax Exclusion (“STE”) of up to $14,999,831.

The approval covers up to $176,468,600 in qualified property associated with QSM USA’s planned California manufacturing operations. Under this program, approved purchases of qualified property are excluded from applicable California state and local sales and use taxes. The exclusion is expected to reduce QSM USA’s capital costs as it advances its planned silicon wafer manufacturing operations in California, subject to execution of the applicable Regulatory Agreement and continued program compliance, and the amount actually realized will depend on the qualified property QSM USA ultimately purchases.

“This approximately $15 million sales and use tax exclusion is another important step in advancing our California manufacturing strategy,” said Jason May, executive chairman and CEO of GSTX. “By reducing the effective cost of qualifying manufacturing equipment, the incentive can improve the capital efficiency of our planned U.S. silicon wafer operations as we move toward production.”

Paul Saffron, CEO of QSM USA, added, “We appreciate the work of CAEATFA, the California State Treasurer’s Office and the Governor’s Office in supporting advanced manufacturing in California. We are also particularly grateful to Ethan Hanohano, vice president with Momentum Consulting, for his invaluable assistance in the process.”

The CAEATFA approval follows QSM USA’s previously announced $45 million California Competes Tax Credit, which is subject to the satisfaction of investment and employment milestones, supporting its planned California silicon ingot and wafer manufacturing projects. Together, the two programs are expected to support investment associated with QSM USA’s development of advanced solar manufacturing capabilities in the state.

QSM USA is developing a silicon wafer manufacturing facility in Southern California as part of GSTX’s broader strategy to establish resilient solar-materials supply chains outside of China. The planned facility, being developed within an existing industrial building, is designed to reach annual silicon wafer production capacity of 10 gigawatts when fully operational. GSTX is targeting initial production by mid-2027.

GSTX’s broader strategy is focused on developing an integrated network of Quartz & Silicon Materials businesses spanning critical inputs for solar manufacturing, including high-purity quartz, silicon, polysilicon, monocrystalline silicon ingots, and silicon wafers. GSTX believes building these capabilities in the United States and other Western markets can strengthen supply-chain resilience while addressing demand for domestically manufactured solar materials.

About Graphene & Solar Technologies Limited

Graphene & Solar Technologies Limited includes majority- and wholly owned companies operating under the Quartz & Silicon Materials (“QSM”) brand. The group is developing an integrated supply chain for solar and silicon materials, with operations and planned projects in the United States, Australia, New Zealand and Europe.

QSM USA is focused on supporting domestic solar manufacturing through the development of silicon wafer and related manufacturing capacity in the United States. GSTX is headquartered in Phoenix, Arizona, and its common stock is quoted on the OTCQB Venture Market under the symbol “GSTX.”

For more information, visit www.quartz.rocks.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact and may be identified by words such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “target,” “project,” “potential,” or similar expressions. Forward-looking statements in this press release include, without limitation, statements regarding: the CAEATFA sales and use tax exclusion, including the Regulatory Agreement, the amount ultimately realized and its effect on QSM USA’s capital costs; the California Competes Tax Credit; the planned development, timing and capacity of QSM USA’s Southern California silicon wafer facility, including the targeted commencement of initial production by mid-2027; and GSTX’s strategy of developing an integrated network of solar-materials businesses in the United States and other Western markets.

These statements are based on management’s current expectations and assumptions and are subject to risks, uncertainties and other factors, many of which are beyond GSTX’s control and could cause actual results to differ materially from those expressed or implied by these statements, including: the risk that the Regulatory Agreement with CAEATFA is not executed; the risk that the exclusion actually realized is less than the approved amount, including if QSM USA purchases less qualified property than approved or does not satisfy the program’s purchase-timing and ongoing compliance requirements; GSTX’s ability to satisfy the conditions to the California Competes Tax Credit; GSTX’s ability to obtain the substantial additional financing required for its manufacturing operations on acceptable terms, or at all; delays, cost overruns, permitting, equipment or supply-chain issues or other factors that could delay production or reduce capacity; GSTX’s history of operating losses; changes in demand for and pricing of solar materials and in trade, tariff, tax, incentive and energy policy; competition, regulatory developments and other risks affecting the solar and semiconductor materials industries; and general business, economic, market and geopolitical conditions. Additional information regarding these and other factors is included under the heading “Risk Factors” in GSTX’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and in GSTX’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, available free of charge at www.sec.gov.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, GSTX undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor and Media Contact

Warren Djerf
Vice President of Communications
(952) 920-3908
warren@quartz.rocks